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EXHIBIT 10.26

EXHIBIT "B" WORK LETTER AGREEMENT

    This WORK LETTER AGREEMENT ("Agreement") is made and entered into as of the 4th day of January, 2000, by and between WTA Campbell Technology Park LLC, a California limited liability company ("Lessor") and Zamba Corporation, a Delaware corporation ("Lessee"), in connection with the execution of the Lease between Lessor and Lessee of even date herewith ("Lease"), who hereby agree as follows:

    1.  General.

    (a)  Purpose of Work Letter Agreement.  The purpose of this Agreement is to set forth how the Base Building Improvements (as defined in Section 3(b) below) and the Tenant Improvements (as defined in Section 5 below), are to be constructed, who will undertake the construction of the Base Building Improvements and the Tenant Improvements, who will pay for the construction of the Base Building Improvements and the Tenant Improvements, and the time schedule for completion of the construction of the Base Building Improvements and the Tenant Improvements.

    (b)  Incorporation of Lease Definitions.  Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning ascribed to them in the Lease. When work, services, consents or approvals are to be provided by or on behalf of Lessor, the term "Lessor" shall include Lessor's agents, contractors, employees and affiliates.

    (c)  Incorporation of Lease Terms.  The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

    (d)  Landlord to Pay for Base Building improvements.  The Base Building Improvements shall be constructed pursuant to this Agreement by Lessor at Lessor's sole cost and expense.

    (e)  Tenant Improvement Allowance.  The Tenant Improvements shall be constructed by Lessor, at Lessee's expense, subject to Lessor's obligations to provide the Tenant Improvement Allowance as described in Section 6 below.

    2.  Lease Commencement Date.  The "Lease Commencement Date" shall be the date which is the earlier of (i) the date Lessor delivers to Lessee written notice stating that the Premises are Substantially Complete (as defined in Section 2(a)(i) below), and (ii) the date Lessor delivers to Lessee written notice stating the date the Premises would have been Substantially Complete were it not for any Lessee Delay (as defined in Section 2(a)(ii) below).

      (a)  Certain Definitions.

       (i) The term "Substantially Complete" or "Substantial Completion" as used in the Lease or this Agreement shall mean: (1) the shell and core of the Building are complete and in compliance with all applicable laws, statutes, codes, rules and regulations (collectively, "Laws") and all of the Building's heating, ventilating, air-conditioning ("HVAC") and plumbing, life safety, mechanical and/or electrical systems (collectively, "Building Systems") are operational to the extent necessary to service the Premises; (2) Lessor has sufficiently completed all the work required to be performed by Lessor in accordance with this Agreement (except minor punch list items which Lessor shall thereafter promptly complete); (3) Lessor has obtained a certificate of occupancy for the Building, or a temporary certificate of occupancy (except to the extent delayed by any Lessee Delay); and (4) Lessee has been provided with the number of parking privileges and spaces to which it is entitled under the Lease.

      (ii) The term "Lessee Delay" as used in the Lease, or this Agreement shall mean any delay that Lessor actually encounters in the performance of Lessor's obligations under the Lease because of: (1) delay attributable to changes in or additions to the Final Plans (as defined in Section 3(d) below) following approval by Lessee; (2) delay attributable to the postponement of any Tenant Improvements at the request of Lessee; and (3) delay by Lessee in the submission of information or the giving of authorizations or approvals within the time limits set forth in this Agreement; and (4) delay attributable to the failure of Lessee to pay, when due, any amounts required to be paid by Lessee pursuant to this Agreement. Lessee shall pay all actual costs and expenses incurred by Lessor which result from any Lessee Delay, including, without limitation, any actual costs and expenses attributable to increases in the cost of labor or materials.

      No Lessee Delay shall be deemed to have occurred unless and until Lessor has given written notice to Lessee specifying the action or inaction by Lessee which Lessor contends constitutes a Lessee Delay. If such action or inaction is not cured within two (2) business day after receipt of such notice, then a Lessee Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Lessee received such notice and continuing for the number of days the Substantial Completion of the Premises was in fact delayed as a direct result of such action or inaction.

      (iii) The term "Force Majeure Delay" as used in the Lease or this Agreement shall mean any delay in the Substantial Completion of the Tenant Improvements which is attributable to any: (1) actual delay affecting the Building, attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials or Lessee's special requirements, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body or lack of availability; (2) delay attributable to the failure of Lessor to secure building permits and approvals (including any failure to obtain a temporary certificate of occupancy), despite Lessor's best efforts to obtain such permits and approvals, within the same time period that normally prevailed for obtaining such permits and approvals at the time this Lease was negotiated, which time period Lessor and Lessee hereby stipulate to be one hundred and twenty (120) days; (3) delay in completing the Final Plans, the construction of the Tenant Improvements, and/or Lessee's move into the Premises because of changes in any Laws or Building Requirements (as defined in Section 3(b) below), or the interpretation thereof; or (4) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide or Building-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives. Any prevention, delay or stoppage due to any Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage (except the obligations of either party to pay money, including rental and other charges, pursuant to the Lease).

      No Force Majeure Delay shall be deemed to have occurred unless and until the party claiming such Force Majeure Delay has provided written notice to the other party specifying the action or inaction that such notifying party contends constitutes a Force Majeure Delay. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Force Majeure Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the Substantial Completion of the Premises was in fact delayed as a direct result of such action or inaction.

      (b)  Delay of Rent Commencement Date.

      The Lease Commencement Date shall be delayed by one (1) business day for each business day of delay in the Substantial Completion of the Premises that is caused by any Force Majeure Delay or any Lessor Delay.

    3.  Construction Schedule and Procedures.

    (a)  Selection of Designer.  Lessee has selected Don L. Beck Associates, Inc. as its architect and designer ("Designer")who will be familiar with all applicable Laws and Building Requirements (as defined in Section 3(b) below).

    (b)  Base Building Plans.  Lessor has submitted instructions and Building plans and specifications prepared by TSH Architects and described on the attached Schedule 3 ("Base Building Plans") and the improvements detailed therein ("Base Building Improvements") and all rules, regulations, instructions and procedures promulgated by Lessor with respect to tenant design and/or construction in the Building (collectively, "Building Requirements") sufficient to allow Lessee to complete a Space Plan (as defined in Section 3(c) below). To the extent the Base Building Plans are revised to accommodate the requirements of the City of Campbell during the permit approval process, Lessor shall submit such revised plans to Lessee for its approval, which approval shall not be unreasonably withheld.

    (c)  Preparation and Approval of Space Plan.  Lessee shall submit to the Designer all additional information including occupancy requirements for the Premises ("Information") necessary to enable the Designer to prepare a space plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, computer rooms, mini-service kitchens, and the reception area, and other requirements of Lessee ("Space Plan"). Once completed the Space Plan shall be attached hereto as Schedule 1.

    Lessee shall cause the Designer to submit to Lessee and Lessor the Space Plan with sufficient time to ensure that Lessor can complete its review and Lessee and Lessor can finally approve the Space Plan no later than December 17, 1999.

    (d)  Integration of Final Plans and Construction of Tenant Improvements.  Lessee's Designer shall integrate the Space Plan and any working drawings or engineering drawings that may be required in order to construct the Tenant Improvements as shown on the approved Space Plan into the plans, specifications and drawing for the Base Building Improvements, which integrated drawings ("Final Plans") shall be thereafter delivered by Lessee to Lessor with sufficient time to ensure that Lessor and Lessee can finally approve the Final Plans no later than January 16, 2000.

    (e)  Bidding.  As soon as practical following receipt of all necessary permits and approvals, Lessor shall put the Final Plans out to bid to multiple licensed and insured subcontractors. Lessee may submit subcontractors to Lessor for Lessor's review. Lessor, with input from Lessee, shall select which subcontractors will perform the Tenant Improvements.

    (f)  Notice of Substantial Completion.  Lessor shall deliver to Lessee one (1) week's prior written notice stating the date that the Premises are expected to be Substantially Complete, or would be Substantially Complete were it not for any Lessee Delay.

    4.  Change Orders.  In the event that Lessee requests any changes to the Final Plans after such plans have been approved by Lessee and Lessor, Lessor shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within three (3) business days after Lessor's receipt of same, provided the changes do not adversely affect the Building's structure, systems, equipment or appearance. If any changes requested by Lessee and approved by Lessor increase the cost to Lessor of constructing the Tenant Improvements shown on the Final Plans, Lessor shall provide Lessee invoices documenting and evidencing such increased costs, and Lessee shall reimburse Lessor for such increased costs as provided in Section 8. The costs charged by Lessor to Lessee pursuant to this Section shall be an amount equal to the actual costs incurred by Lessor to review the requested changes and to cause the Tenant Improvements, as reflected by revised Final Plans, to be constructed above the costs that Lessor would have had to pay to cause the Tenant Improvements to be constructed if such changes had not been made. Subject to Section 2(a)(ii) above, if such changes delay Lessor's completion of the work shown on the Final Plans, then such delay shall constitute a Lessee Delay.

    5.  Tenant Improvements.  The term "Tenant Improvements"shall mean all improvements shown in the Final Plans other than the Base Building Improvements. Tenant Improvements shall not include any personal property of Lessee.

    6.  Tenant Improvement Allowance Amount.  Landlord will pay on behalf of Tenant an amount equal to Thirty Dollars ($30.00) per rentable square foot of the Premises, for an approximate total of Eight Hundred Forty Thousand Six Hundred Ninety Dollars ($840,690.00) ("Tenant Improvement Allowance") over and above the items included in the Base Building Improvements, as set forth in the Base Building Plans, for the costs of the design and construction of the Tenant Improvements. The Tenant Improvement Allowance shall be used to pay for permitted Tenant Improvements and shall be disbursed by Landlord to the contractor engaged to construct the Tenant Improvements.

    7.  Tenant Improvement Costs.  The Tenant Improvements' Cost ("Tenant Improvement Costs") shall mean and include any and all costs and expenses of construction the Tenant Improvements, including, without limitation, all of the following:

      (a) All costs of preliminary space planning and final architectural and engineering plans and specifications for the Tenant Improvements, and architectural fees, engineering costs and fees, and other costs associated with completion of the Space Plan;

      (b) All costs of obtaining building permits and other necessary authorizations and approvals from the City of Campbell and other applicable jurisdictions for the Tenant Improvements, but not for the Base Building Improvements;

      (c) All costs of interior design and finish schedule plans and specifications including as-built drawings for Tenant Improvements;

      (d) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, a construction fee not to exceed 10% for overhead and profit, and all labor (including overtime if requested and approved by Lessee) and materials.

      (e) All fees payable to the General Contractor, architect and Lessor's engineering firm if they are required by Lessee to redesign any portion of the Tenant Improvements following Lessee's approval of the Final Plans.

    8.  Excess Tenant Improvement Costs.  Prior to commencing the Tenant Improvements, Lessor shall submit to Lessee a written statement of the actual Tenant Improvement Costs (the "Actual TI Costs") (which shall include the amount of any overtime projected as necessary to Substantially Complete the Tenant Improvements by the Completion Date if the necessity of using such overtime to meet the Scheduled Completion date was made necessary by a Lessee Delay) as then known by Lessor, and such statement shall indicate the amount, if any, by which the Actual TI Costs exceeds the Tenant Improvement Allowance (including the additional allowance amortized as provided for in Section 7 of the Lease) (the "Excess Tenant Improvement Costs"). The term "Excess Tenant Improvement Costs" shall also include the costs related to any and all Change Orders required by Lessee's requesting a change in the Final Plans following Final Approval for which Lessee was notified of the cost and agreed. Lessee agrees, within five (5) business days after submission to it of such statement, to execute and deliver to Lessor, in the form then in use by Lessor or Lessor's contractor, an authorization to proceed with the Tenant Improvements. No Tenant Improvements shall be commenced until Tenant has fully complied with the preceding provisions of this Section 8.

      (a)  Payment of Excess Tenant Improvements Costs.  Once construction has commenced, Lessor shall submit to Lessee, on a monthly basis, progress payment bills for Excess Tenant Improvement Costs. Said progress payments will be due on the 10th of each following month, with the final payment to be made upon Lessee taking occupancy of the Premises. If Tenant fails to remit the sums so demanded by Lessor pursuant to this Section 8 within the time periods required, Lessor may, at its option, declare Lessee in default under the Lease. If Lessee so desires, Lessee may request and Lessor shall provide, copies of Lien Releases from Lessor prior to payment of Excess Tenant Improvement Costs.

    Lessee shall retain from progress payment bills a percentage of ten percent (10%) until after final acceptance of the project by Lessee, which acceptance shall not be unreasonably withheld, conditioned or delayed. Within five (5) days of final acceptance, but in no event later than thirty (30) days after Substantial Completion, all retention funds shall be paid to Lessor at Lessor's place of business.

    9.  Inspection.  After Lessor has completed the construction of the Tenant Improvements (excepting punch list items) and again thirty (30) days after the Premises are Substantially Complete ("Second Time"), in each case following two (2) business days' advance written notice from Lessee to Lessor, Lessor shall cause the Contractor to inspect the Premises with a representative of Lessee and complete a punch list of unfinished items of the Tenant Improvements. Authorized representatives for Lessor and Lessee shall execute said punch list to indicate their approval thereof. The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.

    10.  Clean-Up Expenses.  Upon Substantial Completion of the Tenant Improvements, Lessor shall thoroughly clean the Premises. The costs of the cleaning provided by Lessor pursuant to this Section shall not be included in Operating Expenses for the Building prior to Lessee's occupancy of the Premises.

    IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LESSOR: WTA Campbell Technology Park LLC	LESSEE: Zamba Corporation.
By:	By:
Its:	Its:

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EXHIBIT "B" WORK LETTER AGREEMENT